Exhibit 99.3

apei AMERICAN PUBLIC EDUCATION, INC.



FACT SHEET: **December 2012** TICKER: **APEI** EXCHANGE: **NASDAQ** IPO DATE/PRICE: **Nov 11, 2007 @ $20**

American Public Education, Inc. is an online provider of higher education focused primarily on serving the military and public service communities. *American Public University System* (APUS), wholly owned by APEI, operates through *American Military University* (AMU) and *American Public University* (APU). APUS' mission is to provide quality higher education with emphasis on educating the nation's military and public service communities by offering respected, relevant, accessible and affordable, student-focused online programs, which prepare them for service and leadership in a diverse, global society. American Public University System is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org.

APUS REGISTRATIONS

For the three months ended December 31,	2012	2011	% Change
Net Course Registrations by New Students	22,600	24,600	-8%
Net Course Registrations	105,300	95,800	10%
For the twelve months ended December 31,	**2012**	**2011**	**% Change**
Net Course Registrations by New Students	86,700	85,200	2%
Net Course Registrations	402,200	343,700	17%

APUS REGISTRATIONS BY PRIMARY FUNDING SOURCE

For the twelve months ended December 31, 2012	% of Total
Federal Student Aid (Title IV)	36%
Department of Defense Tuition Assistance (TA)	38%
Veteran's Benefits (VA)	13%
Cash & Other Sources	13%

50%+ OF APUS UNDERGRADUATE ALUMNI RETURN FOR SECOND DEGREE*

40%+ OF APUS STUDENTS REFERRED BY OTHERS

FINANCIAL METRICS *(in millions, except per share data)*

Three Months Ended	12/31/2012	12/31/2011
Revenues	$86.0	$75.7
Net Income	$13.2	$13.0
Diluted EPS (per diluted share)	$0.74	$0.71
Balance Sheet, as of	**12/31/2012**	**12/31/2011**
Cash & Equiv.	$114.9	$119.0
Total Assets	$236.6	$198.9
Total Corp. Debt	$ 0	$ 0
Full Year Ended	**12/31/2012**	**12/31/2011**
Revenues	$313.5	$260.4
Net Income	$ 42.3	$ 40.8
Diluted EPS	$ 2.35	$ 2.23

UNIVERSITY PROFILE

As of December 31, 2012



18%
23%
59%

Enrollment by degree level

- Associates
- Bachelors
- Masters



43%
57%

Enrollment by status

- Military
- Civilian



4%
11%
21%
12%
21%
14%
17%

Enrollment by school

- 21%–Arts & Humanities
- 21%–Public Service & Health
- 17%–Security & Global Studies
- 14%–Management
- 12%–Business
- 11%–Science & Technology
- 4%–Education

AFFORDABLE TUITION

Undergraduate Tuition: $250/credit hour

Graduate Tuition: $325/credit hour

Avg. Age: 32 years

Avg. Undergraduate Class Size: 16 students

Gender Ratio: 66 male/34 female

Avg. Courses Per Year: 3 Military/4 Civilian

Faculty: 430 Full-Time/1,570 Adjunct

Staff: 930 Full-Time/20 Part-Time

AMU & APU GRADUATES

27,000+ Alumni



100
300
600
800
1,100
1,600
2,000
3,300
4,600
6,100
7,600
'02
'03
'04
'05
'06
'07
'08
'09
'10
'11
'12

*Represents returning undergraduate students from 2010 conferrals.

NOTE: Past performance is not indicative of future results. Additional information, including important details about risk factors, can be found in the company's filings with the U.S. Securities and Exchange Commission. www.sec.gov.

Contact Chris Symanoskie
703-334-3880 or csymanoskie@apus.edu.